Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Announces First Quarter 2009 Financial Results

LITTLETON, MA—(MARKET WIRE)—May 12th — Dover Saddlery, Inc. (NASDAQ:DOVR — News), the leading multi-channel retailer of equestrian products, today reported financial results for the first quarter ended March 31, 2009.

Total revenues for the first quarter of 2009 were $16.4 million, a decline of 7.1% from $17.7 million, in the first quarter of 2008. Revenues in the retail channel increased 12.5% to $4.7 million due to the opening of new stores in 2008 and 2009, while same store sales decreased 10.6%.

The net loss for the first quarter of 2009 was $(590,000), or $(0.11) per share, compared to $(359,000) or $(0.07) per share in the first quarter of the prior year. The increased loss was due primarily to reduced revenues attributable to soft consumer demand.

“I am pleased with our first quarter performance,” commented Stephen L. Day, president and CEO of Dover Saddlery. “We executed well on our cost-control programs which resulted in a solid first quarter performance when viewed historically. We had a very successful Grand Opening of our new store in North Kingstown, Rhode Island — the response to our VIP invitation to the Grand Opening Reception was overwhelming and there was literally standing room only during the presentation by Olympic show jumper Peter Wylde. Going forward, we have put in place a series of tactical measures to ensure continued solid performance, taking into consideration the present economic conditions.”

Business Outlook 2009

Until there is greater long-term visibility on economic conditions and consumer behavior, the Company is not providing guidance on business prospects in 2009.

Today’s Teleconference and Webcast

Dover Saddlery will be hosting a conference call at 8:30 A.M. EDT today to discuss the first quarter 2009 results. Investors are invited to listen to the earnings conference call over the Internet through the company’s website at http://investor.shareholder.com/DOVR/ this web cast will be archived for a year.

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multichannel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s business outlook for fiscal 2009, the prospects for overall revenue growth and profitability, and the opening of new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2009	2008
Revenues, net- direct	$11,722	$13,497
Revenues, net – retail stores	4,679	4,158

Revenues, net — total	$16,401	$17,655
Cost of revenues	10,715	11,299

Gross profit	5,686	6,356
Selling, general and administrative expenses	6,566	6,587

Loss from operations	(880)	(231)
Interest expense, financing and other related costs, net	312	333
Other investment loss, net	7	—

Loss before income tax benefit	(1,199)	(564)
Benefit for income taxes	(609)	(205)

Net loss	$(590)	$(359)

Net loss per share
Basic	$(0.11)	$(0.07)

Diluted	$(0.11)	$(0.07)

Number of shares used in per share calculation
Basic	5,187,000	5,105,000
Diluted	5,187,000	5,105,000
Other Operating Data:
Number of retail stores(1)	13	10
Capital expenditures	241	230
Gross profit margin	34.7%	36.0%

(1) Includes twelve Dover-branded stores and one Smith Brothers store; the March 31, 2009 store count includes the Branchburg, NJ Dover-branded store opened in Q2 2008, the Alpharetta, GA Dover-branded store opened in Q4 2008, and the North Kingstown, RI Dover-branded store opened in Q1 2009.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$211	$448
Accounts receivable	602	833
Inventory	18,440	17,330
Prepaid catalog costs	1,928	1,673
Prepaid expenses and other current assets	2,000	997

Total current assets	23,181	21,281
Net property and equipment	3,628	3,599
Other assets:
Deferred income taxes	366	583
Intangibles and other assets, net	978	989

Total other assets	1,344	1,572

Total assets	$28,153	$26,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligation and outstanding checks	$560	$481
Accounts payable	2,389	2,168
Accrued expenses and other current liabilities	3,145	3,640
Deferred income taxes	336	212

Total current liabilities	6,430	6,501
Long-term liabilities:
Revolving line of credit	10,600	8,300
Subordinated notes payable, net	4,945	4,906
Capital lease obligation, net of current portion	102	125

Total long-term liabilities	15,647	13,331
Stockholders’ equity:
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; issued 5,187,038 as of March 31, 2009 and December 31, 2008	1	1
Additional paid in capital	44,847	44,801
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Accumulated deficit	(32,690)	(32,100)

Total stockholders’ equity	6,076	6,620

Total liabilities and stockholders’ equity	$28,153	$26,452